Exhibit 99.1

	Contact:	Katie L. MacGillivary	FOR IMMEDIATE RELEASE NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759		CFO & VP Finance	Web site: www.nicholasfinancial.com
Ph # - 727-726-0763

Nicholas Financial Reports 3rd Quarter Results

January 28, 2016 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) today announced that for the three months ended December 31, 2015, per share diluted net earnings increased 17% to $0.35 as compared to $0.30 for the three months ended December 31, 2014. Net earnings were $2,727,000 and $3,769,000 for the three months ended December 31, 2015 and 2014, respectively. Revenue increased 4% to $22,757,000 for the three months ended December 31, 2015 as compared to $21,800,000 for the three months ended December 31, 2014.

For the nine months ended December 31, 2015, per share diluted net earnings increased 18% to $1.24 as compared to $1.05 for the nine months ended December 31, 2014. Net earnings were $9,654,000 and $13,008,000 for the nine months ended December 31, 2015 and 2014, respectively. Revenue increased 4% to $67,469,000 for the nine months ended December 31, 2015 as compared to $64,856,000 for the nine months ended December 31, 2014.

Our net earnings for the three months ended December 31, 2015 were adversely affected by a reduction in the gross portfolio yield, an increase in interest expense and an increase in the provision for credit losses. Gross portfolio yield and provision for credit losses changes were primarily the result of increased competition. Our net earnings were positively affected by a reduction in operating expenses as a percentage of net finance receivables and were also favorably impacted by a change in the fair value of our interest rate swap agreements. The interest rate swap agreements resulted in a pre-tax gain of $251,000 for the three-month period ended December 31, 2015 compared to a pre-tax loss of $145,000 for the comparable three-month period ended December 31, 2014. Our per share diluted net earnings for the three months ended December 31, 2015, were positively impacted by the Company’s purchase of 4.7 million of the Company’s common shares by its principal operating subsidiary on March 19, 2015.

Our net earnings for the nine months ended December 31, 2015 were adversely affected by a reduction in the gross portfolio yield, an increase in interest expense and an increase in the provision for credit losses. Gross portfolio yield and provision for credit losses changes were primarily the result of increased competition. Our net earnings were positively affected by a reduction in operating expenses as a percentage of net finance receivables and were also favorably impacted by a change in the fair value of our interest rate swap agreements. The interest rate swap agreements resulted in a pre-tax gain of $128,000 for the nine-month period ended December 31, 2015 compared to a pre-tax loss of $106,000 for the comparable nine-month period ended December 31, 2014. Our per share diluted net earnings for the nine months ended December 31, 2015, were positively impacted by the Company’s purchase of 4.7 million of the Company’s common shares by its principal operating subsidiary on March 19, 2015. Results for the nine months ended December 31, 2014 were also positively affected by a decrease in income tax expense of $804,000 or $0.07 per diluted share. This reduction related to professional fees associated with the previously announced potential sale of the Company that were not initially deductible for income tax purposes, but became deductible as a result of the termination of the Arrangement Agreement as announced on July 1, 2014.

“We continue to experience aggressive competition in our markets, which is putting pressure on margins and making it more difficult to acquire business that is consistent with our internal guidelines. We will continue to evaluate our current branch network and may consolidate or close certain branch locations in the future. We also continue our expansion in the state of Texas and plan to open our second location, specifically in Dallas, during our fourth quarter which ends March 31, 2016.” stated Ralph T. Finkenbrink, the Company’s President and CEO.

Nicholas Financial, Inc. is one of the largest publically traded specialty consumer finance companies in North America. The Company operates branch locations in both the Southeastern and the Midwestern states. The Company has approximately 7,750,000 shares of common stock outstanding. For an index of Nicholas Financial, Inc. news releases and public filings please visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2015. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended December 31,		Nine months ended December 31,
	2015	2014	2015	2014

Interest and fee income on finance receivables	$22,757	$21,800	$67,469	$64,856

Expenses:
Operating Professional fees	8,367 306	7,948 314	25,272 1,131	24,186 1,125
Provision for credit losses	7,599	5,797	18,766	15,183
Interest expense	2,311	1,458	6,751	4,392
Change in fair value of interest rate swaps	(251)	145	(128)	106

	18,332	15,662	51,792	44,992

Operating income before income taxes	4,425	6,138	15,677	19,864
Income tax expense	1,698	2,369	6,023	6,856

Net income	$2,727	$3,769	$9,654	$13,008

Earnings per share:
Basic	$0.36	$0.31	$1.27	$1.07

Diluted	$0.35	$0.30	$1.24	$1.05

Weighted average shares	7,623,000	12,197,000	7,620,000	12,189,000

Weighted average shares and assumed dilution	7,771,000	12,375,000	7,778,000	12,372,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	December 31,	March 31,
	2015	2015
Cash	$3,006	$3,388
Finance receivables, net	310,314	288,904
Other assets	11,166	10,237

Total assets	$324,486	$302,529

Line of credit	$213,000	$199,000
Other liabilities	11,497	13,641

Total liabilities	224,497	212,641

Shareholders’ equity	99,989	89,888

Total liabilities and shareholders’ equity	$324,486	$302,529

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	Three months ended December 31,		Nine months ended December 31,
Portfolio Summary	2015	2014	2015	2014
Average finance receivables, net of unearned interest (1)	$340,306,851	$310,882,006	$333,005,943	$308,351,789

Average indebtedness (2)	$212,684,576	$130,112,500	$207,071,567	$130,580,000

Interest and fee income on finance receivables	$22,757,326	$21,800,764	$67,469,297	$64,851,435

Interest expense	2,310,848	1,457,919	6,750,471	4,391,697

Net interest and fee income on finance receivables	$20,446,478	$20,342,845	$60,718,826	$60,459,738

Weighted average contractual rate (3)	22.78%	23.02%	22.78%	23.02%

Average cost of borrowed funds (2)	4.35%	4.48%	4.35%	4.48%

Gross portfolio yield (4)	26.75%	28.05%	27.01%	28.04%

Interest expense as a percentage of average finance receivables, net of unearned interest	2.72%	1.88%	2.70%	1.90%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	8.93%	7.46%	7.51%	6.57%

Net portfolio yield (4)	15.10%	18.71%	16.80%	19.57%

Marketing, salaries, employee benefits, depreciation, administrative and professional fee expenses as a percentage of average finance receivables, net of unearned interest (5)	10.19%	10.63%	10.57%	10.94%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (6)	4.91%	8.08%	6.23%	8.63%

Write-off to liquidation (7)	10.31%	9.60%	8.99%	8.38%

Net charge-off percentage (8)	8.19%	8.16%	7.38%	7.15%

Note: All three and nine month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Weighted average contractual rate represents the weighted average annual percentage rate (“APR”) of all Contracts and Direct Loans as of the period ending date.
(4)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents interest and fee income on finance receivables minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(5)	The numerator for the nine-month period ended December 31, 2014 includes expenses associated with the potential sale of the Company. Absent these expenses, the percentage would have been 10.79%.
(6)	Pre-tax yield represents net portfolio yield minus administrative expenses (marketing, salaries, employee benefits, depreciation, administrative and professional fees) as a percentage of average finance receivables, net of unearned interest.
(7)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances and ending receivable balance.
(8)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding Chapter 13 bankrupt accounts:

		Delinquencies
Contracts	Gross Balance Outstanding	31 – 60 days	61 – 90 days	90 + days	Total
December 31, 2015	$478,397,403	$23,970,608	$7,029,791	$4,082,125	$35,082,526
		5.01%	1.47%	0.85%	7.33%

December 31, 2014	$431,877,085	$21,749,891	$6,103,607	$3,180,951	$31,034,449
		5.04%	1.41%	0.74%	7.19%

Direct Loans	Gross Balance Outstanding	31 – 60 days	61 – 90 days	90 + days	Total
December 31, 2015	$12,032,334	$211,921	$63,543	$36,850	$312,314
		1.76%	0.53%	0.31%	2.60%

December 31, 2014	$11,680,909	$164,347	$59,043	$46,776	$270,166
		1.41%	0.51%	0.40%	2.31%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended December 31,		Nine months ended December 31,
Contracts	2015	2014	2015	2014
Purchases	$41,605,310	$41,832,549	$142,169,095	$129,478,894
Weighted APR	22.55%	22.77%	22.66%	22.95%
Average discount	7.59%	8.04%	7.56%	8.13%
Weighted average term (months)	56	55	56	55
Average loan	$11,346	$11,041	$11,363	$11,005
Number of contracts	3,667	3,789	12,512	11,765

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